UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2009

NetLogic Microsystems, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2009, NetLogic Microsystems, Inc., or NetLogic, and its indirect subsidiary, NetLogic Microsystems International Limited, or NetLogic International, entered into a credit agreement with a group of lenders led by Silicon Valley Bank to provide $55 million of new credit facilities for a term of three years.  The credit facilities consist of a $25 million senior secured revolving credit facility and a $15 million senior secured term loan for Net Logic, and a $15 million senior secured term loan for NetLogic International.  The facilities will be made available concurrently at a single closing anticipated to occur prior to September 30, 2009.  The credit agreement is secured by substantially all of the assets of NetLogic and NetLogic International.  The proceeds of the loans will be available to fund a portion of the consideration for NetLogic’s pending acquisitions of the network search engine process business of Integrated Device Technologies, Inc and of RMI Corporation, as well as for working capital and other corporate purposes.  The credit facilities can be prepaid (in whole or in part) and terminated at any time without premium or penalty.

Any borrowings under the credit facility will, at NetLogic’s option, bear interest either at an annual rate equal to (a) the higher of the Silicon Valley Bank announced prime rate or the Federal Funds Effective Rate plus 0.50% plus a margin ranging from 0.50% to 1.75% based on the ratio of NetLogic’s reported total consolidated debt to its consolidated EBITDA, or (b) Eurodollar borrowings based on the applicable LIBOR interest period (with a LIBOR floor of 1.50%), plus a margin ranging from 3.00% to 4.00% based on the ratio of NetLogic’s reported total consolidated debt to its consolidated EBITDA.  The revolving credit facility has an unused line fee payable on the undrawn revolving credit facility amount set at a rate per annum ranging from 0.30% to 0.50% determined based on the ratio of NetLogic’s total consolidated debt to its consolidated EBITDA.  The revolving credit facility includes a $10 million sub-limit for the issuance of letters of credit.

Beginning on September 30, 2009, principal under the term loans must be repaid in equal consecutive quarterly installments.  There is an unused term loan commitment fee payable from June 19, 2009 until the term loans are funded at the closing date at a rate per annum ranging from 0.30% to 0.50% on the term loan commitment amount determined based on the ratio of NetLogic’s total consolidated debt to its consolidated EBITDA.

The credit agreement includes: a maximum leverage ratio covenant requiring that NetLogic maintain a ratio of total consolidated debt to its consolidated EBITDA for the period of no more than 2.25:1 through March 31, 2010, 2:1 from April 1, 2010 until September 30, 2010 and 1.75:1 after September 30, 2010; a minimum fixed charge coverage covenant regarding the ratio of NetLogic’s consolidated EBITDA less its capital expenditures to its consolidated interest expense and other fixed charges for the period measured which is not to be less than 1.25:1; and a minimum consolidated quick ratio covenant regarding NetLogic’s consolidated cash and cash equivalents plus accounts receivable to its consolidated current liabilities for the period measured which cannot be less than 1:1, commencing with the quarter ending December 31, 2009.  Each of these financial covenants will be measured quarterly.  In addition, the credit agreement requires NetLogic and its subsidiaries to maintain at all times at least $20 million of unencumbered cash and cash equivalents.  The credit agreement contains customary operating covenants, including covenants restricting the ability of NetLogic and its subsidiaries  to incur indebtedness and liens; effect mergers, consolidations and other fundamental changes to NetLogic; dispose of assets or enter into sale-leaseback transactions; pay dividends or other restricted payments; make loans, advances or other investments; and enter into transactions with affiliates.

NetLogic estimates that its fees and expenses in connection with the loan exclusive of unused line and term loan commitment fees and interest are approximately $0.9 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: June 25, 2009	By:	/s/ Michael T. Tate
Michael T. Tate Vice President and Chief Financial Officer